UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________

FORM 8-K

________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): April 3, 2015

IFAN FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-36122	33-1222494
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5694 Mission Center Road, Suite 602-660,

San Diego, CA, 92108-4312

(Address of principal executive offices)

Phone: (619) 537-9998

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 – TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On November 25, 2014, the Company closed a private placement to one accredited investor, for an aggregate of 3,703,703 restricted common shares (“Shares”) at a price of US$0.27 per Share, and an equal amount of warrants that are exercisable until December 31, 2015 at an exercise price of $1.00 per Warrant Share (“Warrants”) together, the units (“Unit”) for total gross proceeds of US$1,000,000. The restricted common shares were offered by the Company pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended. The private placement was fully subscribed to by one non-U.S. person.

On April 3, 2015, the Company terminated the private placement agreement with the accredited investor due to a lack of performance. The Company worked diligently with the investor to try and find a solution but ultimately the investor was no longer able to provide the funds as agreed to. The investor ended up funding the Company $250,000 out of the total of $1,000,000. As per the terms of the private placement there are no penalties against the Company for the termination of private placement agreement.

Termination of the private placement means that the accredited investor will no longer have the option to purchase the remaining 2,777,777 million shares of stock at $0.27 per share.

As previously disclosed, management’s plans for addressing the Company’s capital needs include seeking additional funding to satisfy existing obligations, liabilities and future working capital needs, to build working capital reserves and to fund the Company's research and development projects.  There is no assurance that the Company will be successful obtaining the necessary funding to meet its business objectives.

Item 4.01 – CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

(a)  Dismissal of Independent Registered Public Accounting Firm.

On April 3, 2015, the Company, after review and recommendation by its board of directors, dismissed Kyle L. Tingle, CPA, LLC (“Tingle”) as the Registrant’s independent registered public accounting firm.  The resignation was accepted by the Board of Directors of the Company (the “Board”).

During the two most recent fiscal years and through the date of this report, there were no (1) disagreements with Tingle on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to its satisfaction would have caused Tingle to make reference in its reports on the Company’s financial statements for such years to the subject matter of the disagreement, or (2) “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

The audit reports of Tingle on the financial statements of the Company, during the periods from August 31, 2011 through April 3, 2015, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that the reports stated there is substantial doubt about the Company’s ability to continue as a going concern.

The Company has requested that Tingle furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements and, if not, stating the respects in which it does not agree.  When received, a copy of Tingle’s response letter will be filed as an Exhibit to an amendment of this Current Report.

(b)  Engagement of New Independent Registered Public Accounting Firm.

On April 3, 2015, the Board of Directors approved the appointment of GBH CPAs, PC as the independent registered public accounting firm of the Company.

During the Company’s two most recent fiscal years and the subsequent interim periods preceding GBH CPAs, PC engagement, neither the Company nor anyone on behalf of the Company consulted with GBH CPAs, PC regarding the application of accounting principles to any specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements, and GBH CPAs, PC did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or any matter that was the subject of a “disagreement” or a “reportable event,” as such terms are defined in Item 304(a)(1) of Regulation S-K.

Item 5.02 – DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On April 3, 2015, the Company accepted the resignation of Mr. Christopher Menya, from his positions as Chief Technical Officer and as a Director with the Company. Mr. Menya has indicated that he may still consider a consulting role with the Company in the future. In recognition of his service Mr. Menya will keep his Preferred Shares in the Company and the Company will compensate him for his time spent with the Company. In his letter of resignation, Mr. Menya, stated that his resignation was due to his interest in pursuing other business opportunities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IFAN FINANCIAL, INC. Date: April 8, 2015 By: /s/ J. Christopher Mizer J. Christopher Mizer President & CEO

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